CONFORMED COPY

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 5, 2015

CAMBREX CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	1-10638	22-2476135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE MEADOWLANDS PLAZA, EAST RUTHERFORD, NEW JERSEY		07073
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(201) 804-3000

Check the appropriate box if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAMBREX CORPORATION

Form 8-K

Current Report

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2015, the Board of Directors of Cambrex Corporation appointed Louis J. Grabowsky, 64, as a member of the Company’s Board of Directors for a term expiring on the date of its 2016 annual meeting and will serve on the Board’s Audit Committee. Mr. Grabowsky’s appointment increases the size of the Board to nine members until William Korb’s retirement following the Company’s April 2016 Annual Meeting of Stockholders.

Mr. Grabowsky is a co-founder and principal of Juniper Capital Management, a financial sponsor that provides capital to high-growth potential but under-resourced entrepreneurial companies based in the United States.

Previously and prior to his retirement from Grant Thornton, Mr. Grabowsky served as the Chief Operating officer of the U. S. firm from 2009 to 2013. In that role, Mr. Grabowsky oversaw the execution of the firm’s strategy through each of the businesses and geographies. The U.S. operations of Grant Thornton included over 6,500 personnel with net revenues approximating $1.3 billion.

Mr. Grabowsky will be paid in accordance with the Company’s non-employee director compensation program, prorated for the current year, which is as follows: the compensation for non-employee directors consists of an annual retainer of $40,000 plus $2,500 for each Board meeting and $1,500 for each Committee meeting attended, an annual award of such number of restricted stock units equivalent in value to $50,000 (determined by dividing $50,000 by the average of the highest and lowest trading prices of the Company’s stock as reported on the NYSE on the date of the award) and an option to purchase $30,000 in value of shares of the Company’s common stock (estimated on the date of the grant using the Black-Scholes option-pricing model based on the director’s age and expected retirement date).

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits

(99.1) Press release issued by Cambrex Corporation dated November 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION

Date:	November 5, 2015	By:	/s/ Samantha Hanley
		Name:	Samantha Hanley
		Title:	Vice President

Exhibit 99.1     Press release dated November 5, 2015.